Exhibit 5.1

HUNTON & WILLIAMS LLP 1445 ROSS AVENUE SUITE 3700 DALLAS, TX 75202 TEL (214) 979-3000 FAX (214) 880-0011

September 20, 2017

General Motors Financial Company, Inc.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Re:    Registration Statement on Form S-3 (Registration No. 333-219323)

Ladies and Gentlemen:

General Motors Financial Company, Inc., a Texas corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-219323) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the 1,000,000 shares (the “Shares”) of the Company’s Fixed-to-Floating Rate Cumulative Perpetual Preferred Stock, Series A, having a par value of $0.01 per share and a liquidation preference of $1,000 per share, to be sold pursuant to the Underwriting Agreement dated September 13, 2017 (the “Underwriting Agreement”) among the Company and the several underwriters named therein.

We, acting as your special counsel for this transaction, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or relevant for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we advise you that, in our opinion, when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the internal laws of the State of Texas, and we are expressing no opinion as to the applicability or effect of the laws of any other jurisdiction.

September 20, 2017

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement dated September 13, 2017, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP